Exhibit 5.1

Faegre Baker Daniels LLP
600 East 96th Street • Suite 600
Indianapolis • Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

September 20, 2012

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as counsel for Simon Property Group, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of 5,873,620 shares of the Company’s common stock (the “Shares”) by the Melvin Simon Family Enterprises Trust (the “Trust”) pursuant to the joint Registration Statement on Form S-3, Registration Nos. 333-179874 and 333-179874-01 (the “Registration Statement”) filed by the Company and its subsidiary, Simon Property Group, L.P., a Delaware limited partnership (the “Operating Partnership”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act, the prospectus dated March 2, 2012, and the prospectus supplement dated September 19, 2012 (collectively, the “Prospectus”).  The Shares were issued to the Trust on September 19, 2012, in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares are being offered for sale by the Trust

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of the Registration Statement (including the documents incorporated by reference therein), the Prospectus, the Underwriting Agreement dated as of September 19, 2012, among the Company, the Operating Partnership, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Trust, as selling stockholder (the “Underwriting Agreement”) and such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ Faegre Baker Daniels LLP